UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2015

 NATIONAL AUTOMATION SERVICES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53755	26-1639141
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8965 S Eastern Ave. Ste 120E, Las Vegas, NV 89123

(Address of principal executive offices) (zip code)

(877) 871-6400

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2015, National Automation Services, Inc. (the “Company”) appointed John McKeachnie, 57, to the Company’s board of directors, effective immediately. Mr. McKeachnie brings over 36 years of experience in oil and gas service, sales, management, and product innovation. He is currently Managing Partner of JRV Technologies, a consulting/manufacturing company offering innovative product design services to the oil and gas industry. From 2010 until 2014, Mr. McKeachnie was VP Operations - US Western Division for Weatherford International, one the largest oil and gas service providers in the United States. Previously, Mr. McKeachnie held various management positions at Weatherford eventually becoming regional manager, responsible for the Rocky Mountain and West Coast Completion Business Units including engineering, operations, and manufacturing of Mountain States Oil Tools. Mr. McKeachnie is qualified to serve on the board because he brings a deep knowledge and understanding of the oil and gas business including operations, acquisitions, and strategic direction needed for future growth.

Mr. McKeachnie has no family relationship with any of the Company’s executive officers or directors. There are no arrangements or understandings between Mr. McKeachnie and any other person pursuant to which he was appointed as director. There have been no related party transactions in the past two years in which the Company was or is to be a party, in which Mr. McKeachnie has, or will have, a direct or indirect material interest.

On May 21, 2015, Sean Sego resigned his position as a director of the Company. Mr. Sego resigned for personal reasons and did not resign because of a disagreement with management or on any matter relating to the Company’s operations, policies or practices.

Item 8.01 Other Events.

On May 22, 2015, the Company issued a press release announcing the appointment of Mr. McKeachnie and the resignation of Mr. Sego. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated May 22, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 26, 2015
National Automation Services, Inc.
/s/ Robert W Chance
By: Robert Chance
Its: President and Chief Executive Officer